Exhibit 99.1

FOR RELEASE: Tuesday, January 28, 2020 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2019

Shreveport, Louisiana – January 28, 2020 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2019 of $588,000 compared to net income of $1.2 million reported for the three months ended December 31, 2018. The Company’s basic and diluted earnings per share were $0.35 and $0.32, respectively, for the three months ended December 31, 2019 compared to basic and diluted earnings per share of $0.66 and $0.62, respectively, for the three months ended December 31, 2018. The Company reported net income of $1.8 million for the six months ended December 31, 2019, compared to $2.4 million for the six months ended December 31, 2018. The Company’s basic and diluted earnings per share were $1.07 and $1.00, respectively, for the six months ended December 31, 2019 compared to $1.34 and $1.25, respectively, for the six months ended December 31, 2018.

The decrease in net income for the three months ended December 31, 2019 resulted primarily from an $850,000, or 850.0%, increase in provision for loan losses, an increase of $285,000, or 10.5%, in non-interest expense, a decrease of $146,000, or 3.7%, in net interest income, partially offset by an increase of $478,000, or 108.9%, in non-interest income and a $216,000, or 59.5%, decrease in provision for income taxes.  The increase in the provision for loan losses for the three months ended December 31, 2019, was primarily due to a $917,000 charge-off during the quarter related to one commercial business loan to one borrower that declared bankruptcy.  The decrease in net interest income for the three months ended December 31, 2019 was primarily due to a $312,000, or 29.0%, increase in total interest expense, primarily due to an increase of 32 basis points in the average rate on total interest-bearing deposits, partially offset by an increase of $166,000, or 3.3%, in total interest income.  The Company’s average interest rate spread was 3.18% for the three months ended December 31, 2019 compared to 3.58% for the three months ended December 31, 2018. The Company’s net interest margin was 3.52% for the three months ended December 31, 2019 compared to 3.86% for the three months ended December 31, 2018. The decrease in net interest margin on a comparative quarterly basis was primarily the result of an increase of 32 basis points in average cost of interest-bearing deposits for the three months ended December 31, 2019 compared to the prior quarterly period.

The decrease in net income for the six months ended December 31, 2019 resulted primarily from a $775,000, or 221.4%, increase in provision for loan losses, an increase of $587,000, or 10.7%, in non-interest expense, and a decrease of $221,000, or 2.8%, in net interest income, partially offset by an increase of $774,000, or 69.9%, in non-interest income and a $251,000, or 37.1%, decrease in provision for income taxes.      The increase in the provision for loan losses for the six-month period was primarily due to the $917,000 charge-off described above that occurred during the quarter ended December 31, 2019.  The decrease in net interest income for the six month period was primarily due to a $669,000, or 32.3%, increase in total interest expense, partially offset by a $448,000, or 4.5%, increase in total interest income. The Company’s average interest rate spread was 3.21% for the six months ended December 31, 2019 compared to 3.59% for the six months ended December 31, 2018. The Company’s net interest margin was 3.56% for the six months ended December 31, 2019 compared to 3.86% for the six months ended December 31, 2018.  The increase in the average interest rate spread is attributable primarily to an increase of 36 basis points in average cost of interest-bearing deposits for the six months ended December 31, 2019 compared to the prior year.

The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended December 31,
	2019		2018
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$331,368	5.55%	$327,893	5.53%
Investment securities	72,291	2.43	58,704	2.25
Interest-earning deposits	21,481	1.63	16,526	2.26
Total interest-earning assets	$425,140	4.82%	$403,123	4.92%

Interest-bearing liabilities:
Savings accounts	$57,878	1.33%	$35,685	0.53%
NOW accounts	31,133	0.64	30,172	0.54
Money market accounts	75,371	1.21	70,292	0.95
Certificates of deposit	168,834	2.08	177,615	1.73
Total interest-bearing deposits	333,216	1.62	313,764	1.30
Other bank borrowings	1,063	4.85	206	3.85
FHLB advances	1,233	4.66	5,334	3.12
Total interest-bearing liabilities	$335,512	1.64%	$319,304	1.34%

	For the Six Months Ended December 31,
	2019		2018
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$333,955	5.52%	$326,807	5.50%
Investment securities	68,905	2.44	58,179	2.20
Interest-earning deposits	20,570	1.91	16,374	2.11
Total interest-earning assets	$423,430	4.84%	$401,360	4.88%

Interest-bearing liabilities:
Savings accounts	$52,906	1.18%	$35,890	0.54%
NOW accounts	31,321	0.62	31,626	0.52
Money market accounts	74,889	1.22	70,294	0.90
Certificates of deposit	172,866	2.09	172,252	1.68
Total interest-bearing deposits	331,982	1.61	310,062	1.25
Other bank borrowings	703	4.80	202	3.93
FHLB advances	1,270	4.69	7,924	2.75
Total interest-bearing liabilities	$333,955	1.63%	$318,188	1.29%

The $478,000 increase in non-interest income for the three months ended December 31, 2019, compared to the prior year quarterly period, was primarily due to a $230,000 in loss on sale of real estate during the 2018 period compared to none for the 2019 period, an increase of $206,000 in gain on sale of loans, and a $53,000 increase in service charges on deposit accounts, partially offset by a decrease of $11,000 in other income. The $774,000 increase in non-interest income for the six months ended December 31, 2019 compared to the prior year six month period was primarily due to an increase of $381,000 in gain on sale of loans, a decrease of $308,000 in loss on sale of real estate, an increase of $99,000 in service charges on deposit accounts, and a $1,000 increase in income from bank owned life insurance, partially offset by a $15,000 decrease in other non-interest income. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $285,000 increase in non-interest expense for the three months ended December 31, 2019, compared to the same period in 2018, is primarily attributable to increases of $343,000 in compensation and benefits expense, $27,000 in occupancy and equipment expense, and $25,000 in franchise and bank shares tax expense.  The increases were partially offset by decreases of $22,000 in deposit insurance premiums, $19,000 in advertising expense, $18,000 in other non-interest expenses, $16,000 in audit and examination fees, $16,000 in data processing expense, $14,000 in loan and collection expense, and $5,000 in legal fees.  The $587,000 increase in non-interest expense for the six months ended December 31, 2019, compared to the same six month period in 2018, is primarily attributable to increases of $533,000 in compensation and benefits expense, $79,000 in occupancy and equipment expense, $70,000 in advertising expense, $43,000 in loan and collection expense, $40,000 in franchise and bank shares tax, and  $3,000 in other non-interest expenses, partially offset by decreases of $75,000 in real estate owned valuation expense, $52,000 in deposit insurance premiums, $35,000 in legal fees, $13,000 in audit and examination fees and $6,000 in data processing expenses.

At December 31, 2019, the Company reported total assets of $455.3 million, an increase of $12.8 million, or 2.9%, compared to total assets of $442.5 million at June 30, 2019. The increase in assets was comprised primarily of increases in investment securities of $12.4 million, or 18.6%, from $67.0 million at June 30, 2019 to $79.4 million at December 31, 2019, loans held-for-sale of $5.2 million, or 60.2%, from $8.6 million at June 30, 2019 to $13.8 million at December 31, 2019, other assets of $144,000, or 1.6%, from $8.8 million at June 30, 2019 to $9.0 million at December 31, 2019, and deferred tax assets of $45,000, or 5.3%, from $849,000 at June 30, 2019 to $894,000 at December 31, 2019.  These increases were partially offset by decreases in cash and cash equivalents of $3.2 million, or 17.7%, from $18.1 million at June 30, 2019 to $14.9 million at December 31, 2019, real estate owned of $886,000, or 64.9%, from $1.4 million at June 30, 2019 to $480,000 at December 31, 2019, loans receivable net of $566,000, or 0.2%, from $324.1 million at June 30, 2019 to $323.6 million at December 31, 2019, and premises and equipment of $305,000, or 2.3%, from $13.6 million at June 30, 2019 to $13.3 million at December 31, 2019.  The increase in investment securities was primarily due to the purchase of $15.3 million of mortgage-backed securities partially offset by $2.7 million of principal repayments on mortgage-backed securities.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the six months ended December 31, 2019.  The decrease in real estate owned was due to the sale of three one-to-four family residences during the six months ended December 31, 2019.

Total liabilities increased $13.2 million, or 3.4%, from $392.1 million at June 30, 2019 to $405.3 million at December 31, 2019 primarily due to an increase in total deposits of $13.2 million, or 3.4%, to $401.4 million at December 31, 2019 compared to $388.2 million at June 30, 2019, and an increase in other borrowings of $750,000, or 166.7%, from $450,000 at June 30, 2019 to $1.2 million at December 31, 2019, partially offset by a decrease of $595,000, or 27.8%, in other liabilities from $2.1 million at June 30, 2019 to $1.5 million at December 31, 2019, and a decrease of $146,000, or 10.8%, in advances from the Federal Home Loan Bank from $1.4 million at June 30, 2019 to $1.2 million at December 31, 2019.  The increase in deposits was primarily due to a $23.9 million, or 60.5%, increase in savings deposits from $39.6 million at June 30, 2019 to $63.5 million at December 31, 2019, a $5.7 million, or 9.6%, increase in non-interest bearing deposits from $59.4 million at June 30, 2019 to $65.1 million at December 31, 2019, and a $2.7 million, or 8.8%, increase in NOW accounts from $31.0 million at June 30, 2019 to $33.8 million at December 31, 2019,  partially offset by a decrease of $16.1 million, or 8.8%, in certificates of deposit from $183.3 million at June 30, 2019 to $167.2 million at December 31, 2019, and a decrease in money market deposits of $3.1 million, or 4.2%, from $74.9 million at June 30, 2019 to $71.8 million at December 31, 2019. The Company had $16.0 million in brokered deposits at December 31, 2019 compared to $11.2 million at June 30, 2019. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At December 31, 2019, the Company had $3.8 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $5.1 million of non-performing assets at June 30, 2019, consisting of one commercial business loan, three single-family residential loans, one lot loan, one land loan, and one residential lot in other real estate owned at December 31, 2019 compared to five single-family residential loans, two line of credit loans, two commercial business loans, one lot loan, one land loan, one residential lot in other real estate owned, and two properties that secured single-family residential loans in other real estate owned at June 30, 2019. At December 31, 2019, the Company had two single family residential loans, one commercial business loan, two commercial land and lot development loans, and six loans to one borrower consisting of three commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to four single family residential loans, one line of credit loan, two commercial business loans, two commercial land and lot development loans, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard at June 30, 2019. There were no loans classified as doubtful at December 31, 2019 or June 30, 2019.

Shareholders’ equity decreased $368,000, or 0.7%, to $50.0 million at December 31, 2019 from $50.3 million at June 30, 2019.  The primary reasons for the changes in shareholders’ equity from June 30, 2019 were the acquisition of Company stock of $2.0 million, dividends paid totaling $579,000, and a decrease in the Company’s accumulated other comprehensive income of $90,000, partially offset by net income of $1.8 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $421,000, and proceeds from the issuance of common stock from the exercise of stock options of $50,000.

The Company repurchased 61,619 shares of its common stock under its stock repurchase program during the six months ended December 31, 2019 at an average price per share of $32.53. On September 11, 2019, the Company announced that its Board of Directors approved a ninth stock repurchase program for the repurchase of up to 90,000 shares. As of December 31, 2019, there were 83,779 shares remaining for repurchase under the ninth stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31, 2019	June 30, 2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$14,896	$18,108
Debt Securities available-for-sale at fair value	57,013	41,655
Securities held-to-maturity (fair value December 31, 2019: $22,681; June 30, 2019 $25,532)	22,428	25,349
Loans held-for-sale	13,793	8,608
Loans receivable, net of allowance for loan losses (December 31, 2019: $3,497; June 30, 2019: $3,452)	323,568	324,134
Premises and equipment, net	13,249	13,554
Deferred tax asset	894	849
Real estate owned	480	1,366
Other assets	8,974	8,830

Total assets	$455,295	$442,453

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$401,365	$388,164
Advances from the Federal Home Loan Bank of Dallas	1,209	1,355
Other Borrowings	1,200	450
Other liabilities	1,547	2,142

Total liabilities	405,321	392,111

Shareholders’ equity	49,974	50,342

Total liabilities and shareholders’ equity	$455,295	$442,453

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unauditedf)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Interest income
Loans, including fees	$4,632	$4,569	$9,284	$9,063
Investment securities	15	15	31	29
Mortgage-backed securities	427	318	817	616
Other interest-earning assets	88	94	198	174
Total interest income	5,162	4,996	10,330	9,882
Interest expense
Deposits	1,360	1,030	2,695	1,959
Federal Home Loan Bank borrowings	14	42	30	110
Other bank borrowings	13	3	17	4
Total interest expense	1,387	1,075	2,742	2,073
Net interest income	3,775	3,921	7,588	7,809

Provision for loan losses	950	100	1,125	350
Net interest income after provision for loan losses	2,825	3,821	6,463	7,459

Non-interest income
Gain on sale of loans	580	374	1,147	766
Gain/(Loss) on sale of real estate and fixed assets	--	(230)	80	(228)
Gain on sale of securities	--	--	--	--
Income on Bank-Owned Life Insurance	35	35	71	70
Service charges on deposit accounts	291	238	564	465
Other income	11	22	20	35

Total non-interest income	917	439	1,882	1,108

Non-interest expense
Compensation and benefits	1,890	1,547	3,696	3,163
Occupancy and equipment	356	329	728	649
Data processing	131	147	291	297
Audit and examination fees	57	73	114	127
Franchise and bank shares tax	122	97	237	197
Advertising	65	84	212	142
Legal fees	153	158	262	297
Loan and collection	50	64	169	126
Real estate owned valuation adjustment	--	--	--	75
Deposit insurance premium	--	22	--	52
Other expenses	183	201	375	372

Total non-interest expense	3,007	2,722	6,084	5,497

Income before income taxes	735	1,538	2,261	3,070
Provision for income tax expense	147	363	426	677

NET INCOME	$588	$1,175	$1,835	$2,393

EARNINGS PER SHARE

Basic	$0.35	$0.66	$1.07	$1.34
Diluted	$0.32	$0.62	$1.00	$1.25

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Selected Operating Ratios(1):
Average interest rate spread	3.18%	3.58%	3.21%	3.59%
Net interest margin	3.52%	3.86%	3.56%	3.86%
Return on average assets	0.51%	1.08%	0.81%	1.11%
Return on average equity	4.63%	9.63%	7.34%	10.02%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.83%	0.33%	0.83%	0.33%
Allowance for loan losses as a percent of non-performing loans	106.53%	518.98%	106.53%	518.98%
Allowance for loan losses as a percent of total loans receivable	1.07%	1.06%	1.07%	1.06%

Per Share Data:
Shares outstanding at period end	1,792,763	1,881,735	1,792,763	1,881,735
Weighted average shares outstanding:
Basic	1,698,617	1,776,170	1,707,456	1,781,503
Diluted	1,832,133	1,902,060	1,836,241	1,912,679
Tangible book value at period end	$27.88	$25.85	$27.88	$25.85

(1) Ratios for the three and six month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145